Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$775,000,000.00	$82,925.00

PROSPECTUS	Pricing Supplement Number: 4540
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated February 8, 2007
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	February 8, 2007
Settlement Date (Original Issue Date):	February 15, 2007
Maturity Date:	August 15, 2011
Principal Amount:	US$775,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.135%
All-in Price:	99.865%
Accrued Interest:	N/A
Net Proceeds to Issuer:	$773,953,750
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Reuters
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.070%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 15th of each February, May, August and November, commencing May 15, 2007 and ending on the Maturity Date

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated February 8, 2007
Registration Statement: No. 333-132807

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G2N3
ISIN:	US36962G2N32
Common Code:	TBD

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.135% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Banc of America Securities LLC	$387,500,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	$387,500,000

Total	$775,000,000

GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the underwriters equal to 0.045% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated February 8, 2007
Registration Statement: No. 333-132807

Additional Information:

At September 30, 2006, the Issuer had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006
1.51	1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Issuer believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.